Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Receives Nasdaq Staff Deficiency Letter

LOS ANGELES, Nov. 30, 2007 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced that on November 26, 2007 the Company received a Nasdaq Staff Deficiency Letter informing the Company that it no longer complies with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the last three fiscal years. As reported in the Company’s Form 10-Q for the quarter ended September 30, 2007, the Company had a stockholders’ deficit of $332,000 at September 30, 2007.

The deficiency letter indicates that the Nasdaq staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market. The Company has until December 11, 2007 to provide the Nasdaq staff with a specific plan to achieve and sustain compliance with all listing requirements, including the timeframe for completion of the plan. The Company is currently reviewing options to regain compliance, including discussions with the holder of its preferred stock with respect to a potential restructuring that would result in classification as permanent equity on the Company’s balance sheet.

While the Company intends to submit a plan of compliance, there can be no assurance that the Nasdaq staff will ultimately determine that the plan adequately addresses the deficiency. If, upon conclusion of the review process, Nasdaq determines that the Company’s compliance plan does not adequately address the issue of compliance with Nasdaq’s listing requirements, the Company would receive written notification from Nasdaq that its securities are subject to being delisted and the Company will have the option of requesting a hearing and appealing the decision to a Nasdaq Listing Qualifications Panel. In the event that the Company’s Common Stock was delisted from The Nasdaq Capital Market, the Company expects that its Common Stock would be eligible for quotation on the Over-the-Counter Bulletin Board without interruption or delay.

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EMAK Worldwide, Inc.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2007 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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